Exhibit 99.1

SouthWest Water Company to Receive $60 Million in Settlement of New Mexico Condemnation Proceedings

LOS ANGELES--(BUSINESS WIRE)--January 29, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it has reached a settlement in the legal proceedings between the Company’s subsidiary, New Mexico Utilities Inc. (NMUI), and the Albuquerque Bernalillo County Water Utility Authority (ABCWUA).

The agreement calls for ABCWUA to acquire the assets of NMUI in settlement of condemnation for $60 million. The funds will be paid to SouthWest Water at closing which is expected within 120 days. ABCWUA also agreed to offer employment to NMUI employees.

In addition, the settlement resolves all other legal issues between NMUI and ABCWUA including the dispute over the sewer fee ABCWUA charged NMUI for the treatment of wastewater and the ownership of the return flow credits from that treated wastewater. As part of the settlement, NMUI will pay $7 million to ABCWUA at the time of closing to resolve the sewer fee issue.

“We are pleased to receive fair value for our New Mexico assets and bring to resolution three long running and costly legal battles,” said Mark Swatek, chief executive officer and chairman of SouthWest Water. “While we regret that we will no longer be serving the residents of Albuquerque, management can now refocus its energies and resources on operating and growing our business.”

The company will use the proceeds to retire NMUI debt of approximately $12 million as of the anticipated closing date and use the remaining cash proceeds to pay down its $150 million credit facility. At December 31, 2008, the outstanding balance on the credit facility was $98 million.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment and customer service. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications
213.929.1846